Magyar Bancorp News


400 Somerset St., New Brunswick, NJ 08901
732.342.7600


             Magyar Bancorp Announces Resignation of President & CEO

New Brunswick, NJ--December 23, 2009--Magyar Bancorp, Inc., parent company of Magyar Bank, announced today that Elizabeth E. Hance, President and Chief Executive Officer, has resigned from this position, and from the Board of Directors of the Bank and the Company. Ms. Hance is resigning for personal reasons to pursue other interests, and her resignation is effective immediately.

The Board of Directors has named John S. Fitzgerald as Acting President and Chief Executive Officer. Mr. Fitzgerald has served as Executive Vice President and Chief Operating Officer of the Company and the Bank since October 2007, and has been with Magyar since 2001. Mr. Fitzgerald served as Executive Vice President and Chief Lending Officer prior to being appointed to his current position.

About Magyar Bancorp
Magyar Bancorp (NASDAQ: MGYR) is the parent company of Magyar Bank, a $565 million asset community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services, and today Magyar operates five branch locations in Branchburg New Brunswick, North Brunswick, and South Brunswick. Visit Magyar online at www.magbank.com.

Contact: John Reissner, Vice President, Marketing Director, 732.214.2083